EXHIBIT 99.1

News Release

Rockwell Collins announces senior leadership changes

CEDAR RAPIDS, Iowa (Feb. 19, 2010) – Rockwell Collins today announced a series of strategic moves in senior leadership assignments. Reporting to Chairman, President and CEO Clay Jones:

o	Greg Churchill, 52, previously executive vice president and chief operating officer, Government Systems, has been named executive vice president, International and Service Solutions.

o	Kelly Ortberg, 49, previously executive vice president and chief operating officer, Commercial Systems, has been named executive vice president and chief operating officer, Government Systems.

o	Kent Statler, 44, previously executive vice president, Rockwell Collins Services, has been named executive vice president and chief operating officer, Commercial Systems.

This rotation aligns with a change that combines elements of the company’s former Services and International businesses to create the newly formed International and Service Solutions organization.

“These changes will further enhance the degree of integration across Rockwell Collins, which has already proven to be one of our competitive advantages," said Jones. "They also will bring added focus and energy to our growing international business, while bolstering our overall level of operational excellence—two key priorities to ensuring our company's future success.”

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

Media contact:

Pam Tvrdy
319.295.0591
pjtvrdy@rockwellcollins.com